EXHIBIT 10.25

EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”) is entered into as of November 15, 2006, between Whitehall Jewellers, Inc., a Delaware corporation (the “Company”), and Mike Don (the “Executive”).

     WHEREAS, the Company desires to employ the Executive to serve as Executive Vice President and Chief Financial Officer for the Company, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

     1. Employment. Subject to Executive’s satisfactory completion of all of the Company’s pre-employment requirements, the Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement shall commence on or before November 27, 2006 (the actual first day of work being the “Effective Date”) and shall end on the first annual anniversary of the Effective Date (such date or any successive date to which the term thereof has been extended pursuant to the succeeding sentence, the “Expiration Date”). Such term shall be automatically extended for successive one-year periods unless either the Executive or the Company gives notice that such term shall not be so extended no later than 60 days prior to the then current Expiration Date or unless earlier terminated pursuant to Section 4 hereof. The term of employment as prescribed in the preceding sentence is hereinafter called the “Employment Period”. From and after the end of the Employment Period, unless earlier terminated hereunder, the Executive’s employment with the Company shall be at will, not for any specified term and without any payment guarantees, and either the Executive or the Company may terminate the employment relationship at any time.

     2. Position and Duties.

     (a) The Company shall employ the Executive during the Employment Period as its Executive Vice President and Chief Financial Officer. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive’s abilities the duties assigned to the Executive hereunder and shall devote the Executive’s full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use the Executive’s reasonable best efforts to promote the interests of the Company and its subsidiaries. The Executive may engage in charitable, civic or community activities and, with the prior approval of the Board of Directors (the “Board”), which may be granted or denied in its sole discretion, may serve as a director (but not a lead director) of any other business corporation, provided that such activities or service do not interfere with the Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 6, 7 or 8 hereof.

     (b) Responsibilities. Subject to the powers, authority and responsibilities vested in the Board, the Chairman of the Board and duly constituted committees of the Board, the President and the Chief Executive Officer, the Executive shall have the authority and responsibility as the Executive Vice President and Chief Financial Officer. The Executive shall also perform such other duties (not inconsistent with the position of Executive Vice President and Chief Financial Officer) on behalf of the Company and its subsidiaries as may from time to be authorized by the Board, the Chairman, the Chief Executive Officer or the President. Executive

will not issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against the Company or the individual or entities that are owners, stockholders, agents, directors, officers, employees, representatives, attorneys, divisions, parents, subsidiaries, predecessors, successors or assigns of the Company.

     3. Compensation.

      (a) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at the rate of not less than $350,000 per annum (“Base Salary”), payable in accordance with the Company’s executive payroll policy. Such Base Salary shall be reviewed from time to time and shall be subject to such increases, if any, as determined by the Compensation Committee of the Board (the “Compensation Committee”).

      (b) Annual Bonus. The Executive shall be eligible to participate in the Company’s Management Cash Bonus Plan or other annual cash bonus plan made available to elected officers of the Company generally (“Annual Bonus”) with target bonus opportunity which shall be no less than 50% of annual base salary (contingent upon the Company meeting certain performance criteria set by the Board of Directors (the “Board”)) provided, that, the minimum Annual Bonus that Executive shall receive for the fiscal year ended January 31, 2008 shall be $50,000. As Executive’s Annual Bonus for the fiscal year ended January 31, 2007, Executive shall receive a payment in the amount of $42,000 to be paid following the execution of this Agreement. The payment is subject to Executive’s satisfactory completion of all of the Company’s pre-employment requirements. The $42,000 payment shall be in full and final satisfaction of any Annual Bonus due and owing to Executive for the fiscal year ended January 31, 2007.

     (c) Equity-Based Compensation. Within sixty (60) days of the Effective Date, the Company shall adopt an equity compensation plan (the “Plan”). Pursuant to the terms of the Plan and promptly after its adoption, the Company shall grant to the Executive (the date of grant being referred to herein as the “Grant Date”), such grant to be memorialized in an option agreement (the “Option Agreement”) to be executed between the Company and the Executive, options with a 5-year term on a number of shares of common stock of the Company (“Common Stock”) equal to 1.75% of the outstanding Common Stock on the Grant Date (with the shares to be granted per such option grant included in the outstanding shares) (the “Options”), with a per share exercise price equal to the fair market of the Common Stock as of the Grant Date. The fair market value of a share of Common Stock shall be determined by the Board as of the Grant Date; provided, however, such determination shall be made in a manner consistent with Section 409A of the Internal Revenue Code, as amended (the “Code”), and official guidance thereunder (“FMV”).

     (1) Vesting. The Options shall vest over a forty-eight (48) month period with the first one-eighth (1/8) of the Options vesting on the six (6) month anniversary of the Grant Date and an additional one-forty-eighth (1/48) of the Options vesting on each subsequent monthly anniversary of the Grant Date (until such Options are fully vested); provided, that, the Executive is continuously employed with the Company during such vesting period. Notwithstanding the foregoing sentence, if the Executive is employed by the Company immediately prior to the consummation of a Change of Control (as defined below), all unvested Options shall immediately vest upon consummation of such Change of Control. At such time as the Executive’s employment with the Company terminates, all unvested Options shall cease to be subject to the aforementioned vesting schedule (and the accelerated vesting schedule set forth in Section 3(c)(4) and shall be forfeited by the Executive. Upon termination of the Executive’s employment with the Company or the voluntary resignation by the Executive, any vested Options shall remain exercisable for a period of ninety (90) days after the date of termination or resignation, except in the case of a termination for Cause (as defined in Section 4(c)(ii)), in which event any vested and unexercised Options shall immediately be forfeited and canceled upon the Executive’s termination for Cause.. Notwithstanding anything to the contrary, upon any termination of the Executive’s employment or any resignation by Executive, any and all unvested Options shall immediately be forfeited and canceled.

     (2) Repurchase. Any shares of stock held by the Executive from the exercise of the Options shall be repurchasable by the Company, at its option, within the 120-day period following the termination of, or the voluntary resignation by the Executive of, the Executive’s employment, at (i) 80% of the FMV on the date of repurchase if such termination is for Cause or due to the Executive’s voluntary resignation of his employment with the Company, or (ii) 100% of FMV on the date of repurchase if such termination is for a reason other than for Cause or the Executive’s voluntary resignation of his employment with the Company. In the case of clauses (i) and (ii) above, repurchases shall be made according to the following terms: the repurchase price will be paid by the Company over a 2-year period in equal installments on the first day of each calendar quarter following the repurchase closing; provided, however, payments may be deferred to the extent required to avoid any penalty tax imposed under Section 409A of the Code. The Options shall be subject to such other terms and conditions as are set forth in the Option Agreement.

     (3) Change in Control. A “Change of Control” shall mean (i) the sale of all or substantially all of the Company’s assets, (ii) the sale of all or substantially all of the shares of issued and outstanding capital stock of the Company, or (iii) the merger, consolidation or reorganization of the Company into or with another corporation or other legal person; provided, however, no sale of all or substantially all of the issued and outstanding shares, merger, consolidation, reorganization, sale or transfer (or any other transaction) shall constitute a “Change of Control” if, immediately following such sale of all or substantially all of the issued and outstanding shares, merger, consolidation, reorganization, sale or transfer (or any other transaction), Prentice Capital Management, LP (“Prentice”), Holtzman Opportunity Fund, L.P. (“Holtzman”) and/or their respective affiliates shall continue to beneficially own (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended) a majority of the outstanding voting securities of the Company or the surviving corporation, as applicable. For the purposes of this Section 3(c)(3), “substantially all of the Company’ assets” is defined as 50% or more of the total dollar value of all of the Company’s assets and “substantially all of the shares” is defined as 50% or more of the total shares of the capital stock of the Company issued and outstanding.

     (4) Accelerated Vesting. Beginning with the Fiscal Year 2007 (which ends January 31, 2008), in addition to the vesting schedule reflected above, the Options shall vest and become exercisable according to the following schedule:

(i)	One-fourth (1/4) of the Options granted pursuant to Section 3(c) shall vest if EBITDA (as defined below) equals or exceeds $5,000,000 at the end of any fiscal year.

(ii)	One-half (1/2) of the Options granted pursuant to Section 3(c) shall vest if EBITDA (as defined below) equals or exceeds $15,000,000 at the end of any fiscal year.

(iii)	Three-fourths (3/4) of the Options granted pursuant to Section 3(c) shall vest if EBITDA (as defined below) equals or exceeds $25,000,000 at the end of any fiscal year.

(iv)	Any unvested portion of the Options granted pursuant to Section 3(c) shall vest if EBITDA (as defined below) equals or exceeds $35,000,000 at the end of any fiscal year.

(“EBITDA”) shall mean the sum of the Company’s earnings from its operations, after eliminating therefrom all non-cash extraordinary non-recurring items of income (including gains on the sale of assets and earnings from the sale of discontinued business lines) and after all expenses and other proper changes, but before payment or provision for interest, taxes, depreciation and amortization in accordance with GAAP, consistent with the Company’s past practices and as determined by the Company’s independent accountants.

In the discretion of the Board or a committee thereof, Executive shall be eligible to participate in further equity awards commensurate with his position with the Company and on terms thereof substantially similar to those of the Company’s other senior executives. The accelerated vesting schedule in Section 3(c)(4) above shall not apply to any further equity awards granted by the Company to the Executive.

     (d) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans generally available to executives of the Company (such benefits being hereinafter referred to as the “Employee Benefits”). The Executive shall be entitled to take time off for vacation or illness in accordance with the Company’s policy for executives and to receive all other fringe benefits as are from time to time made generally available to executives of the Company

     (e) Relocation. The Executive shall be entitled to (i) reimbursement of relocation expenses up to $25,000 in connection with Executive’s relocation from Lake Oswego to the Chicago metropolitan area, (ii) payment of reasonable hotel or apartment accommodations until Executive’s relocation to the Chicago metropolitan area (not to exceed 60 days). In the event Executive voluntarily terminates his employment or is terminated for Cause prior to the first anniversary of the Effective Date, Executive shall be required to repay a pro-rata portion based on months remaining to have been worked in the first year any relocation expenses previously paid by the Company.

     (f) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive, in accordance with the Company’s policies and procedures, for all proper expenses incurred by the Executive in the performance of the Executive’s duties hereunder.

     (g) Right to Change Plans. Nothing in this Agreement shall be construed to limit, condition or otherwise encumber the rights of the Company to amend, discontinue, substitute or maintain any benefit plan, program or perquisite, and no such amendment, discontinuance, substitution or maintenance or failure to maintain any benefit plan, program or perquisite shall be construed as a breach of this Agreement.

     4. Termination.

     (a) Death. Upon the death of the Executive, this Agreement shall automatically terminate and all rights of the Executive and the Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:

      (i)  accrued Base Salary through and including the Executive’s date  of death;

      (ii)  other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company.

     (b) Disability. The Company may, at its option, terminate this Agreement upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive’s position, with or without reasonable accommodation, required of the Executive hereunder for a period of six (6) consecutive months or for an aggregate period of nine (9) months in any 12-month period. Upon such termination, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

      (i) accrued Base Salary through and including the effective date of the Executive’s termination of employment; and

      (ii) other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company.

     In the event of any dispute regarding the existence of the Executive’s incapacity or disability hereunder, the matter shall be resolved by the determination of a physician selected by the Board. The Executive shall submit to appropriate medical examinations for purposes of such determination.

     (c) Cause.

      (i) The Company may, at its option, terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined) upon written notice to the Executive (the “Cause Notice”). Any such termination for Cause shall be authorized by the Board. The Cause Notice shall state the action(s) or inaction(s) giving rise to termination for Cause in reasonable detail. The Executive shall have five (5) business days after the Cause Notice is given to cure the particular action(s) or inaction(s), to the extent a cure is possible. If the Executive so effects a cure to the satisfaction of the Board, in its good faith discretion, the Cause Notice shall be deemed rescinded and of no force or effect.

      (ii) As used in this Agreement, the term “Cause” shall mean any one or more of the following:

      (A) any refusal by the Executive to perform the Executive’s duties under this Agreement or to perform specific directives of the Board, the Chairman of the Board or the Chief Executive Officer which are consistent with the scope and nature of the Executive’s duties and responsibilities as set forth herein;

      (B) any intentional act of fraud, embezzlement or theft by the Executive in connection with the Executive’s duties hereunder or in the course of the Executive’s employment hereunder or any prior employment, or the Executive’s admission or conviction of a felony or a crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

      (C) any willful malfeasance or willful misconduct of the Executive or any willful act or omission by the Executive that is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates;

     (D) any material violation of a written Company policy by the Executive or Company has reasonable and good faith belief that a Company policy has been violated after investigation;

     (E) any material breach by the Executive of this Agreement;

or

     (F) any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.

Notwithstanding the above, the definition of “Cause” in this Section 4(c)(ii) shall not apply to Executive’s refusal to perform any specific action that would be unlawful.

      (iii) The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

      (iv) If the Company terminates the Executive’s employment for Cause, all obligations of the Company hereunder shall cease, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(ii) hereof.

      (d) Termination Without Cause; Termination for Good Reason by Executive.

      (i) The Company may, at its option, terminate the Executive’s employment under this Agreement upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c). Any such termination shall be authorized by the Board. If the Company terminates the Executive’s employment for any such reason, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

      (A) the payments and benefits specified in Sections 4(b)(i)  and 4(b)(ii);

      (B) the continuation of payment of amounts equal to the Base Salary that otherwise would have been payable hereunder had the Executive’s employment hereunder not been terminated pursuant to this Section 4(d) for a period of 12 months from the date of termination; and

      (C) retain any vested and unexercised Options for a period of ninety (90) days following the date of termination.

Notwithstanding Section 4(d)(i)(B), the amounts payable to the Executive under such Section 4(d)(i)(B) shall be reduced by the amount of salary, bonus or other compensation which the Executive receives from a subsequent employer or other employment or engagement during the period of time that amounts are payable to the Executive under such Section 4(d)(i)(B).

The Company shall have no obligation to provide the payments or benefits in Section 4(d)(i) in the event Executive breaches the provisions of Sections 6, 7, or 8.

     (ii) The Executive may, at Executive’s option, terminate the Executive’s employment under this Agreement upon written notice to the Company for Good Reason. If the Executive terminates employment for Good Reason, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to receive the payments and benefits specified in Section 4(d)(i)(A) above and, provided that the Executive executes a mutual release and non-disparagement agreement, in form and substance reasonably satisfactory to the Company, the payments and benefits set forth in Sections 4(d)(i)(B) and (C) above, in each case on the terms and conditions set forth therein. For purposes hereof, the term “Good Reason” shall mean the occurrence of any of the following without Executive’s express written consent that is not cured by the Company within thirty (30) days following the Company’s receipt of written notice from the Executive describing the event constituting Good Reason: (A) a reduction in Executive’s Base Salary by more than fifteen 15%; or (B) Executive is required to relocate outside of Chicago.

Notwithstanding the forgoing, the amounts payable to the Executive under such Section 4(d)(ii) shall be reduced by the amount of salary, bonus or other compensation which the Executive receives from a subsequent employer during the period of time that amounts are payable to the Executive under such Section 4(d)(ii).

The Company shall have no obligation to provide the payments or benefits in Section 4(d)(ii) in the event Executive breaches the provisions of Sections 6, 7, or 8.

     (e) Voluntary Termination. Upon 60 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Executive may voluntarily terminate the Executives employment with the Company for any reason. If the Executive voluntarily terminates the Executive’s employment pursuant to this Section 4(e), all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to the payments specified in Sections 4(b)(i) and 4(b)(ii) hereof and shall be entitled to retain any vested and unexercised Options for a period of ninety (90) days following the date of resignation.

     (f) Removal from any Boards and Position. If the Executive's employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

     5. Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

     6. Noncompetition; Nonsolicitation.

     (a) General. The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive’s services will be of special, unique and extraordinary value to the Company and its subsidiaries.

     (b) Non-competition. The Executive agrees that during the period of the Executive’s employment with the Company, and the period, if any, during which the Executive is receiving payments from the Company pursuant to Section 4(d) (the “Non-competition Period”) the Executive shall not in any manner, directly or indirectly, through any person firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged in operating retail jewelry stores in North America.

     (c) Non-solicitation or Hire. During the Employment Period and for a period of twelve (12) months following the termination of the Executive's employment for any reason, the Executive shall not directly or indirectly, (a) solicit or attempt to solicit or induce any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (b) solicit or attempt to solicit or induce any employee of the Company or any of its subsidiaries or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Executive's employment terminates (a “Former Employee”) to terminate such employee's employment relationship with the Protected Parties (as defined below) in order, in either case, to enter into a similar relationship with the Executive, or any other person or entity or hire any employee of the Company or any of its subsidiaries or any Former Employee on Executive's own behalf or on behalf of any other person or entity.

     (d) Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”). During the Employment Period, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement. When the Executive's employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

     (e) Reformation. If, at any time of enforcement of this Section 6, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

     7. Confidentiality.

     (a) During the course of the Executive's employment by the Company, the Executive has had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained or prepared by the Executive during the Executive's employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement or acts of third parties in violation of similar agreements with the Company). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use any Confidential Information in any way, except in the course of the Executive's employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto provided that the Executive must give the Company prior written notice and an opportunity to obtain a protective order. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

     (b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive's possession, shall remain the exclusive property of the Company and its subsidiaries, and the Executive shall not remove any such items from the premises of the Company and its subsidiaries, except in furtherance of the Executive's duties hereunder.

     (c) As requested by the Company and at the Company's expense, from time to time and upon the termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Executive's possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

     8. Inventions. The Executive hereby assigns to the Company the Executive’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries. In accordance with the Illinois Employee Patent Act, 765 ILCS 1060, the Executive is hereby notified by the Company, and understands, that the foregoing provisions do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (i) the invention relates (A) to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research and development, or (ii) the invention results from any work performed by the Executive for the Company.

     9. Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Section 6, 7 or 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision.

     10. Representations. The Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity which would prevent him from entering into and fully performing his duties, responsibilities and obligations under this Agreement or would otherwise limit the manner in which he may perform such duties, responsibilities and obligations, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

     11. Survival. Sections 6, 7, 8, 9 and 12 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

     12. Arbitration. Except as otherwise set forth in Section 9 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, Executive’s employment with the Company or otherwise, shall be settled by arbitration in Chicago, Illinois administered by the American Arbitration Association, with any such dispute or controversy being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

     13. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 13:

If to the Company, to:

Whitehall Jewellers, Inc.
125 S. Wacker Drive
Suite 2600
Chicago, IL 60606
Attn: General Counsel

If to the Executive:

Mike Don
1630 Country Commons
Lake Oswego, OR 97034

     14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     15. Release. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments to which Executive is entitled under Sections 4(d)(i)(B) and 4(d)(i)(C) which are described as being subject to this Section 15 are conditioned upon and subject to Executive’s execution of, and not having revoked within any applicable revocation period, a general release and wavier in such reasonable and customary form as shall be prepared by the Company, of all claims Executive may have against the Company and its directors, officers, subsidiaries and affiliates, except as to (i) matters covered by provisions of this Agreement that expressly survive termination of this Agreement and (ii) rights to which Executive is entitled by virtue of Executive’s participation in the employee benefit plans, policies and arrangements of the Company.

     16. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, contracts, agreements (including, but not limited to any previously executed employment agreement) or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

     17. Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

     18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

     19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

     20. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WHITEHALL JEWELLERS, INC.

By:	/s/ Edward A. Dayoob
Title:	CEO

MIKE DON
/s/ Mike Don